EXHIBIT 10.24

                TERMINATION, RELEASE AND DISTRIBUTION AGREEMENT


     This Termination, Release and Distribution Agreement (the "Agreement") is entered into as of February 20, 1998, by and between General Surgical Innovations, Inc., a corporation organized under the laws of California, having a business address at 10460 Bubb Road, Cupertino, California 95014, United States of America, ("GSI") and Ethicon Endo-Surgery, Inc., a corporation organized under the laws of the state of Ohio, having a business address at 4545 Creek Road, Cincinnati, Ohio 45242 ("Ethicon").

     A. On or about December 20, 1996, GSI and Ethicon entered into an OEM Supply Agreement (Expanded Field) (the "Expanded Agreement"). The Expanded Agreement superseded and replaced an earlier OEM Supply Agreement between the parties dated June 28, 1996 (the "Original Agreement") (the Original Agreement and the Expanded Agreement together, the "Prior Agreements").

     B. The parties now desire to supersede and replace the Expanded Agreement with a non-exclusive distribution agreement.

     C. GSI desires to appoint Ethicon to promote, sell and distribute certain GSI products, worldwide (the "Territory") in accordance with the terms and conditions stated herein.

                                   AGREEMENT

     A. IN CONSIDERATION OF THE FOREGOING, and the mutual agreements contained herein, the sufficiency of which is acknowledged by both parties, it is mutually agreed by and between the parties as follows:

          1.   REPLACE AND SUPERSEDE.

               (a) Upon execution, this Distribution Agreement will replace and supersede the Expanded Agreement which Agreement itself replaced and superseded the Original Agreement.

               (b) GSI and Ethicon, each being represented by Counsel, in consideration of the mutual premises and covenants contained herein, the sufficiency of which are hereby acknowledged, do hereby mutually and unconditionally release and forever discharge each other, and their respective agents, employees, officers, directors, shareholders, partners, affiliates, successors and assigns, from any and all actions, causes of action, claims, costs, damages, demands, expenses (including, without limitation, attorneys fees and litigation costs), liabilities and obligations (collectively, the "Claims") which either party had, now has or may hereafter have against the other party arising out of or in any way connected with the Prior Agreements or the termination of the Prior Agreements: provided, however, that Article 7 of the

* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

Expanded Agreement shall continue to apply in respect to any claims made by third parties against the parties in respect of any products delivered under the Prior Agreements. The foregoing mutual and general release shall apply, without limitation, to all Claims of any kind or nature, past, present and future, whether or not known, unknown, suspected, accrued, liquidated, fixed or contingent and it constitutes a mutual and general release of the parties with respect to the Prior Agreements. Each of the parties acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

               "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

GSI and Ethicon, being aware of the said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect. The parties further acknowledge and agree that these waivers of rights under Section 1542 of the Civil Code have been separately bargained for and are essential and material terms of this Agreement and, without such waivers, the parties would not have entered into this Agreement.

          2.   GRANT OF DISTRIBUTORSHIP.

               (a) APPOINTMENT. GSI appoints Ethicon as a nonexclusive distributor in the Territory for the term of the Agreement to promote, sell, market and distribute the Products set forth in Exhibit A (the "Products"), in the fields of hernia repair and urinary stress incontinence (USI). Ethicon agrees to refrain from promoting, selling, marketing and distributing hernia or urinary stress incontinence balloons similar to the Products from any source other than GSI as long as this agreement is in effect. It is expressly acknowledged and agreed that the provisions of this Section 2(a) shall not survive termination of this Agreement.

               (b) PLACEMENT OF ORDERS. On or before the first day of the month prior to the next calendar quarter, EES will place a non-cancelable purchase order with GSI covering that next calendar quarter. During the term of this Agreement, GSI shall supply Ethicon with those quantities of products as ordered by Ethicon and Ethicon will purchase from GSI all Products so ordered by it pursuant to this Agreement, it being understood that, except for the non-cancelable purchase orders previously placed by Ethicon, nothing contained herein shall require Ethicon to purchase any Products under this Agreement. GSI will use reasonable commercial efforts to fulfill the purchase orders of Ethicon in chronological order as placed and based on urgency needs as advised by Ethicon; provided, however, that GSI shall not be held liable for any amount of purchase order greater than one hundred and fifty percent (150%) of the purchase orders made in the immediately preceding calendar quarter where an order was placed and, in meeting any such order, GSI shall not be obligated to fill more than twenty-five percent of such purchase order in the first month of the applicable quarter and not more than thirty three percent of such purchase order in the second month of the applicable quarter. In the event that

* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

GSI shall fail to meet its delivery obligations under this Agreement within a period of 30 days after a mutually agreed upon delivery date, then, in addition to any other remedies which Ethicon may have under this Agreement, Ethicon shall be permitted (with no obligation or liability to GSI) to obtain the Products in such purchase order from another source to satisfy the terms of this order.

               (c) DIRECT SALES. GSI shall have the right to promote, market and sell the Products in the Territory directly itself, or indirectly through affiliates, agents, distributors or otherwise.

               (d) SUBSTITUTE PRODUCTS. If GSI offers for sale a product that is in an alternative, improvement, replacement, substitute or addition to a Product, an "Improvement," during the term of this Agreement, Ethicon will have the option of evaluating the Improvement and, subject to reaching agreement with GSI as to a new price and other terms, may amend this Agreement to substitute or add the Improvements as a Product; provided, however, that if a third party funds a change to a product, or if GSI relabels or repackages a Product with a new trademark or new packaging or labeling then such product shall not be considered an Improvement for purpose of this Section 2(d).

          3.   PRICES; PURCHASE ORDERS.

               (a) PRICES. Prices to Ethicon shall be in United States dollars and initially as set forth in Exhibit A. Changes in price may be made by GSI after 1998, subject to ninety (90) day's notice in advance to
Ethicon. However, GSI agrees that [*   *   *].  All prices are calculated
F.O.B. GSI's distribution site, currently located in Cupertino, California. Customs, duties and charges, if any, shall be borne by Ethicon. All import or export licenses, approvals or both shall be obtained by Ethicon at its cost. Prices to Ethicon do not include any federal, state or local taxes that may be applicable to the Products. When GSI has the legal obligation to collect such taxes, the appropriate amount shall be added to Ethicon's invoice and paid by Ethicon unless Ethicon provides GSI with a valid tax exemption certificate authorized by the appropriate taxing authority. In no
event will [*   *    *].  If GSI [*   *    *] the [*   *    *] effective as
of the date [*   *    *].

               (b) PURCHASE ORDERS. Pursuant to this Agreement Ethicon will submit purchase orders for the Products ("Purchase Orders") which include terms and conditions as set forth in Exhibit B: "Purchase Order Terms and Conditions." The Purchase Order Terms and Conditions are hereby incorporated into and are part of this Agreement, except that (i) Section 7 regarding branding and adulterated orders and compliance with all applicable laws, rules and regulations shall be deemed by the parties to extend to the equivalent rules of any foreign jurisdiction in which the products are sold (ii) the last sentence of Section 3 does not apply and (iii) Section 26 does not apply. The terms contained within this Agreement will control over the terms contained within "Purchase Order Terms and Conditions" in the event of inconsistencies between the two documents.

* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

               (c) REJECT/RETURN (i) Purchase shall inspect all products promptly upon receipt thereof and may reject any product that fails in any material way to meet the applicable mutually agreed upon specifications or any requirements specified in the purchase order description. Any product not properly rejected within thirty (30) days of receipt of that product by Purchaser (the "Rejection Period") shall be deemed accepted. To reject a Product, Purchase shall, within the Rejection Period, notify GSI of its rejection and request a Material Return Authorization ("MRA") number. GSI shall provide the MRA number to Purchaser within seven (7) days of receipt of the request. Within seven (7) days of receipt of the MRA number, Purchaser shall return to GSI the rejected product, freight prepaid, in its original shipping carton with the MRA number displayed on the outside of the carton. GSI reserves the right to refuse to accept any rejected products that do not bear an MRA number on the outside of the carton. As promptly as possible, but not later than thirty (30) working days after receipt of properly rejected products, GSI shall, at its expense, replace the products. GSI shall pay the shipping charges back to Purchaser for property rejected products; otherwise, Purchaser shall be responsible for the shipping charges. (ii) After the Rejection Period, Purchaser may not return a product to GSI for any reason without GSI's prior written consent. Purchaser shall be responsible for all shipping charges for returns after the rejection period.

               (d) STANDARD LIMITED WARRANTY. Ethicon shall pass on to its customers GSI's standard limited warranty for Products including the limitations set forth in Sections 3(e) below. This warranty is contingent upon proper use of a Product in the application for which such Product was intended and does not cover Products that were modified without GSI's approval, that have expired or that were subjected by the customer to unusual physical, chemical or electrical stress.

               (e) NO OTHER WARRANTY. EXCEPT FOR THE EXPRESS LIMITED WARRANTY SET FORTH ABOVE AND THE WARRANTIES AND GUARANTEES SET FORTH IN THE PURCHASE ORDER, GSI GRANTS NO WARRANTIES FOR THE PRODUCTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND GSI SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF QUALITY, WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, WHETHER CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

               (f) THIRD PARTY CLAIMS. Article 7 of the Expanded Agreement is hereby incorporated into and becomes part of this Agreement in respect to any claims made by third parties against the parties in connection with any Products delivered under this Agreement.

          4. PAYMENT. Full payment of Ethicon's purchase price (including any freight, taxes or other applicable costs initially paid by GSI but to be borne by Ethicon) shall be in United States of America dollars. All exchange, interest, banking, collection, and other charges shall be at Ethicon's expense. Payment terms shall be net forty-five (45) days upon receipt of the

* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

Product, and payment shall be made by wire transfer, check or other instrument approved by GSI. Any invoiced amount not paid when due shall be subject to a service charge at the lower of the rate of one and one-half percent (1.5%) per month or the maximum rate permitted by law. If Ethicon fails to make any payment to GSI when due, GSI may, without affecting its rights under this Agreement, cancel or delay any future shipments to.

          5.   TERM AND TERMINATION.

               (a) TERMINATION FOR CONVENIENCE. This Agreement may be terminated at any time after the date set forth on the first page of this agreement by either party by giving the other party written notice thirty (30) days in advance.

               (b) EFFECT OF TERMINATION; LIMITATION OF LIABILITY. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of GSI or Ethicon. Termination shall not, however, relieve either party of obligations incurred prior to the termination. Ethicon shall be entitled to receive from GSI Products necessary to fulfill valid and binding purchase orders accepted by GSI prior to notification of termination of this Agreement. GSI shall be entitled to receive from ETHICON payments necessary to fulfill valid and binding purchase orders submitted by Ethicon prior to notification of termination of this Agreement.

          6.   NOTICES.

               (a) ADDRESSES. All notices given under this Agreement shall be sufficient if in writing and delivered by messenger or sent by postage prepaid mail or by facsimile to the address of the recipients set forth below:

               In the case of GSI:

                    To:  General Surgical Innovations, Inc.
                         10460 Bubb Road
                         Cupertino, California  95014
                         Attn:  President
                         Fax:  (408) 863-1101

               With a copy to:

                         Venture Law Group
                         2800 Sand Hill Road
                         Menlo Park, CA  94025
                         Attn:  Mark E. Weeks
                         Fax:  (650) 233-8386

* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

               In the Case of Ethicon:

                    To:  Ethicon Endo-Surgery, Inc.
                         4545 Creek Road
                         Cincinnati, Ohio  45242
                         Attention:  President
                         Fax:  (513) 483-8945

               With a copy to:

                         Office of General Counsel
                         Johnson & Johnson
                         One Johnson & Johnson Plaza
                         New Brunswick, New Jersey  08933
                         Fax:  (732) 524-2788

          (b) DELIVERY. Notice shall be effective when received by or otherwise known to the receipt or its legal representative. This provision is not intended to be exclusive and any notice actually received shall be sufficient.

     7.   MISCELLANEOUS.

          (a) COUNTERPARTS. This agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

          (b) PARTIAL INVALIDITY. If any provision of this Agreement, including any provision set forth in the "Purchase Order Terms and Conditions" attached as Exhibit B hereto, is held to be invalid, then the remaining provisions shall nevertheless remain in full force and effect. The parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision.

          (c) ASSIGNABILITY. Neither party shall transfer or assign this Agreement, in whole or in part, without the prior written consent of the other party (which shall not be unreasonably withheld); except that either party may, without such consent, assign this Agreement to an affiliate that directly controls, is controlled by, or is under common control with a party; provided such affiliate has the equivalent resources and capacity to carry out the assignee's obligations under this Agreement, and the assigning party remains responsible for all its obligations under this Agreement.

          (d) PUBLICITY. If a party decides to make a written press release relating to this Agreement, or to any amendment or performances under this Agreement, it will give the other party, and the other party's general counsel, forty-eight (48) hours advance written notice, or any shorter notice period otherwise required by law, of the text of the announcement so that the other party will have an opportunity to comment upon the announcement.

* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

          (e) ENTIRE AGREEMENT. This Agreement and the exhibits hereto which form a part hereof constitute the entire understanding of the parties with respect to its subject matter and supersedes all prior negotiations, agreements and understandings among the parties, including without limitation the Prior Agreements, with respect to its subject matter. There are no representations, promises, warranties, covenants or understandings other than those expressly set forth herein or therein. This Agreement may be modified or amended only by a writing signed by the party against whom such modification or amendment is asserted; provoked, that the terms of any purchase order, invoice or similar document used to implement this Agreement shall not modify or amend but shall be subject to this Agreement.

          (f) RELATIONSHIP OF PARTIES. The parties hereto are entering into this Agreement as independent contractors, and nothing herein is intended or shall be construed to create between the parties a relationship of principal and agent, partners, joint venturers or employer and employee. Neither party shall hold itself out to others to bind or commit the other party in any manner inconsistent with the foregoing provisions of this Article.

          (g) NOTIFICATION OF REGULATORY AGENCY CONTACT. Parties agree that if either of them is contacted by a regulatory agency, whether in the US or outside the US, in connection with the Products, such contacted party shall immediately notify the other party of the form and content of such contact, including delivery of a copy of any written material received from the regulatory agency. This provision shall survive termination of this agreement.

          (h) NOTIFICATION OF ANTICIPATED CHANGE. GSI provide Ethicon with written notice at least 60 days prior to any change of the form, fit, function, components or material of the Products, the site at which the Products are manufactured, packaged, or sterilized or the process by which the Products are manufactured, packaged, sterilized, or labeled when any such change could potentially affect the safety, efficacy, qualify, or stability of the Products.

          (i) NOTIFICATION OF CLAIMS. Ethicon will notify GSI of any adverse reaction, malfunction, injury or other similar claims with respect to the GSI Products of which they become aware. Ethicon shall make reasonable efforts to provide copies of its customer inquiries related to GSI Products as well as the results of any related investigation including returned product.

          (j) MAINTENANCE OF RECORDS. The parties shall maintain adequate records concerning traceability of GSI Products, and shall cooperate with each other in the event that any recall, field corrective action, or the like in circumstances occurring related to any GSI Products.

          (k) COMPLIANCE WITH LAWS AND REGULATIONS. Both parties agree to comply with applicable state, federal and international regulatory requirements in connection with their status as, respectively, a medical device manufacturer or medical device distributor.

          (l) SHELF LIFE EXTENSION. GSI shall cooperate with Ethicon in an effort to extend the shelf-life of GSI "Products" in Ethicon's inventory up to a total of three (3) years GSI's obligation to cooperate with Ethicon shall survive termination of this agreement for any reason, including, but not limited, to termination under Section 5 above.

* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

          IN WITNESS WHEREOF, this Distribution Agreement has been executed as of the day and year first above written.


GENERAL SURGICAL INNOVATIONS, INC.          ETHICON ENDO-SURGERY, INC.



By:  /s/ Gregory D. Casciaro                By:  /s/ Robert Salerno
     -------------------------------             -----------------------------

Print Name:  Gregory D. Casciaro            Print Name:  Robert Salerno
             -----------------------                     ---------------------

Title:  President & C.O.O.                  Title:  VP Business Development
        ----------------------------                --------------------------

* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

                          EXHIBIT A:  TRANSFER PRICES

PRODUCT                                               MODEL           P/N                 PRICE
Spacemaker, Distal 900                                DBD-900         99-1140-05          [***]
Spacemaker, Distal 1500                               DBD-1500        99-1141-05          [***]
Spacemaker II, w/Cannula                              VSM-2900        99-1201-05          [***]
Spacemaker II, w/o Cannula                            VSM-2900        99-1202-05          [***]
Air Bulb, 2pk.                                        AB-050          99-1301-05          [***]
Spacemaker II, 650 cc. w/Cannula                      VSM-2950        99-1212-05          [***]
Spacemaker II, 650 cc. w/o Cannula                    VSM-2950-01     99-1203-05          [***]
5mm Reducer, 10pk                                     CR-050          99-1300-05          [***]

* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

                EXHIBIT B:  PURCHASE ORDER TERMS AND CONDITIONS

     This agreement to conditions of Purchase is by and between GSI (hereinafter referred to as "Seller") and ETHICON ENDO-SURGERY, INC. having a business address at 4545 Creek Road, Cincinnati, Ohio 45242 (hereinafter referred to as "Purchaser").

     1. INSPECTION. All goods are subject to final inspection and acceptance by Purchaser at destination notwithstanding any payment or prior inspection at source. Final inspection will be made within a reasonable time after receipt of goods.

     2. REJECT/RETURN. Purchaser reserves the right to refuse any goods and to cancel all or any part of an order for goods not conforming to applicable specifications, drawings, samples or descriptions. Acceptance of any part of the order shall not bind Purchaser to accept future shipments of nonconforming goods, not deprive it of the right to return nonconforming goods already accepted.

     3. CANCELLATION ON LATENESS. Shipments or deliveries (as specified in the order) shall be strictly in accordance with the quantities and schedule specified in the order. If at any time it appears Seller will not meet such schedule, Seller shall promptly notify Purchaser in writing of reasons for the estimated duration of the delay and, if requested by Purchaser, ship via air or other fast transportation to avoid or minimize delay to the maximum extent possible, the added cost to be borne by Seller. This is in addition to Purchaser's other remedies, such as cancellation after a reasonable time (not to exceed 30 days) for non-compliance, cover and incidental and consequential damages.

     4. INVOICE. A separate invoice shall be issued in triplicate for each shipment. Unless otherwise specified in the order, no invoice shall be issued prior to shipment of goods and no payment will be made prior to receipt of goods and current invoice. Payment due dates, including discount periods, will be computed from date of receipt of goods or date of receipt of current invoice (whichever is later) to date Purchaser's check is mailed. Unless freight and other charges are itemized, any discount taken will be taken on full amount of invoice.

     5. ACKNOWLEDGMENT. Seller will acknowledge receipt and acceptance of the order confirming price and arrival date by returning a counterpart of the order initialed on behalf of Seller.

     6. ASSIGNMENT. This Purchaser Order shall not be assignable by Seller without the prior written consent of the Purchaser, which consent may be withheld in the sole discretion of the Purchaser.

     7. NOT MISBRANDED/ADULTERATED. The Seller guarantees that no article shipped pursuant to the order is adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, or is an article which may not under the provisions of Sec. 404 or 505 of that Act be introduced into interstate commerce; that no article shipped pursuant to the order is produced in violation of any provisions of the Fair Labor Standards Act; and further guarantees full compliance with all provisions from time to time applicable of any other Federal

* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

and all state and municipal laws, and agrees to defend Purchaser and hold harmless from all liability resulting from failure of such compliance.

     8. QUALITY, USE FOR INTENDED PURPOSE. In accepting this purchase order, the Seller unconditionally represents and warrants, any other representation or agreement to the contrary notwithstanding, that the material supplied pursuant to the purchase order is of merchantable quality, conforms to the detailed specifications as stated on the form and is suitable for the Purchaser's intended uses and purposes in the ordinary course of his business to the extent that such intended uses and purposes are known or reasonably should be known to the Seller; and the Seller agrees to hold the Purchaser harmless against any liability, judgment, damages, loss or expense, including reasonable counsel fees, resulting from Seller's failure to meet the requirements of this condition. All warranties herein stated shall run to the Purchaser, its customers and the users of the products, or products into which they may be incorporated.

     9. PATENT HOLD HARMLESS. In accepting the purchase order, the Seller agrees to hold the Purchaser harmless against any liability, judgment, damages, loss or expense, including without limitation reasonable counsel fees, resulting from any claim or any suit against the Purchaser charging misappropriation of trade secrets, breach of a confidential relationship, by the making of the purchase under the purchase order, or charging infringement of a United States or foreign patent by any product sold under the purchase order, or any element of such product, or by the use of such product, or by material resulting from such use where the use is known to the Seller. If the product listed in the purchase order is a material whose composition and ingredients are not disclosed by the Seller to the Purchaser, then the Seller's agreement to hold the Purchaser harmless, as stated in the foregoing sentence shall extend to all uses of such product for which the product is sold by the Seller, to all uses for which the product is recommended by the Seller to the Purchaser, and to all intended uses by the Purchaser which are known to the Seller.

     10. COPYRIGHT MARKING. Seller agrees that any copyrightable material prepared for Purchaser shall carry on the face thereof in legible form the following copyright notice: -C- Ethicon Endo-Surgery followed by the last two digits of the year of production.

     11. GOVERNMENT CEILING PRICE/NO GREATER THAN OFFERED FOR SIMILAR. The Seller in accepting the purchase order represents that the price charged is not in excess of the ceiling price, if any, established by any Government Agency nor those quoted for others for the same products and similar quantities.

     12. TRANSPORTATION LIABILITY. With respect to any goods permitted to be sold F.O.B. Seller's plant, Seller agrees that in any case where freight regulations covering goods transported by common carrier establish a maximum limit on the carrier's liability for loss or damage suffered in transit, Seller will be liable to Purchaser for any loss or damage in excess of such maximum limit up to the full price of the goods.

     13. COMPLETE AGREEMENT. Acceptance of the order is expressly limited to the terms hereof. If the Seller objects to any of the terms hereof, it shall notify Purchaser in writing within ten days of the date of the order, and withhold shipments of the purchase order

* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

and shipment of the goods listed therein until such objection is settled by written agreement of the parties. Any oral or written acknowledgment or confirmation of this purchase order, any shipment of the goods ordered thereby, or the furnishing of any services pursuant to this purchase order, shall, notwithstanding the terms of such acknowledgment or confirmation, constitute acceptance by the Seller of each and all of the terms and conditions stated herein. The Purchaser will not be bound to any additional or different terms hereafter transmitted by Seller except by a signed consent, and will in no event be bound by silence, course of dealing, usage of the trade or any acceptance of the goods listed herein to any terms and conditions other than those stated herein. This purchase order and this document contain all the terms and conditions of the purchase agreement between Purchaser and Seller and shall constitute the complete and exclusive agreement between Seller and Purchaser, and expressly supersedes any prior or contemporaneous oral or written representation or agreement. Headings used herein are for the convenient reference of the parties and are not intended to amend, modify or limit to any extent the express terms of this agreement. No modification, amendment or waiver of any term or condition of this agreement shall be effective unless set forth in writing signed by the party against whom enforcement is sought. This agreement shall be governed by and construed in accordance with the laws of the State in which Purchaser's headquarters is located.

     14. COMPLIANCE FEDERAL, STATE, MUNICIPAL NON-DISCRIMINATION LAWS. The Seller agrees to comply with the applicable provisions of any Federal or State Law and all executive orders, rules and regulations issued thereunder, whether now or hereafter in force; and, any provisions, representations or agreements required thereby to be included in the contract resulting from acceptance of the order are hereby incorporated by reference, including but not limited to, Executive Order 11246, as amended, Chapter 60 of Title 41 of the Code of Federal Regulations, as amended prohibiting discrimination against any employee or applicant for employment because of race, color, religion, sex, or national origin; Section 60-741.1 as amended, Chapter 60 of Title 41 Code of Federal Regulations prohibiting discrimination against any employee or applicant for employment because of physical or mental handicap; and Section 60.250.4 of Chapter 60 of Title 41 Code of Federal Regulations, as amended, providing for the employment of disabled veterans and veterans of the Vietnam era.

     15. OSHA REQUIREMENTS. Seller warrants that the product sold or service rendered to Purchaser shall conform to the standards and/or regulations promulgated by the U.S. Department of Labor under the Occupational Safety and Health Act of 1970 (29 U.S. Code Section 651 et seq.) ("OSHA"). In the event the product sold does not conform to the OSHA standards and/or regulations, Purchaser may return the product for correction or replacement at Seller's option and at Seller's expense. Services performed by the Seller which do not conform to the OSHA standards and/or regulations must be corrected by Seller at Seller's expense or may be corrected by Purchaser at Seller's expense in the event Seller fails to make the appropriate correction within a reasonable time.

     16. INDEMNIFY PURCHASER FOR SERVICES RENDERED. In the event that the purchase order contract is accepted for services to be rendered, Seller agrees to defend, indemnify and hold harmless the Purchaser, its parents, subsidiaries and affiliates, and their

* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

respective directors, officers, employees and agents from any liability, claims, causes of action or other legal action and any costs or expense arising therefrom (including without limitation reasonable attorney's fees) arising from any wrongful act or omission of the service company, its employees, contract labor, or subcontractors.

     17. SMALL BUSINESS CLAUSE. The clause, "Utilization of Small Business Concerns and Small Business Concerns Owned and Controlled by Socially and Economically Disadvantaged Individuals" (as amended in a portion of Public Law 95-507), is hereby made a part of this agreement. This clause is aimed at fully utilizing minority-owned businesses where appropriate and is intended for subcontractors who offer further subcontracting opportunities. When these conditions exist, the Seller agrees to use his best efforts to carry out this policy in the award of his subcontracts to the fullest extent consistent with the efficient performance of the contract.

     18. IF UNDER GOVERNMENT CONTRACTS. If the products or services covered by this Purchase Order are ordered by Purchaser under United States government contracts, Seller agrees that applicable Federal statutes and regulations applying to the Purchaser as a contractor are accepted and binding on Seller insofar as Seller may be a subcontractor.

     19. FORCE MAJEURE. A party shall be excused for delays in performance or failure of performance hereunder to the extent arising from causes beyond such party's control, including without limitation strikes, wars, fire, flood, earthquake, or other Act of God. In the event of any such event or condition, the party whose performance is excused hereunder shall notify the other promptly thereof and shall make diligent efforts to perform at its earliest opportunity. During any such period of non-performance by one party, the other party shall be permitted to suspend its performance hereunder.

     20. CORRESPONDENCE ADDRESS/PERSON. Any notice or other correspondence required or permitted to be provided hereunder shall be sent by first class mail, postage prepaid, directed to the attention of the Purchasing Department, at the address shown in the correspondence address designation block on the reverse of the purchase order.

     21. SHIPPING TERMS. Unless otherwise specified, delivery is to be F.O.B. Purchaser's plant. If goods are to be shipped F.O.B. shipping point, and Purchaser has not designated routing, ship via cheapest way that will meet delivery date.

     22. CONFIDENTIALITY. Any information supplied by Purchaser in the purchase order or in connection with this purchase order is confidential. Seller shall not use or disclose any such information or any data, designs, or other information belonging to or supplied by or on behalf of Purchaser or developed by Seller in the performance of this purchase order, except to the extent necessary to perform the terms of the purchase order and this agreement. Upon Purchaser's request such information, data, designs, or other information and any copies thereof shall be returned to Purchaser. Where Purchaser's data, designs, or other information are furnished to Seller's suppliers for procurement of supplies by Seller for use in the performance of Purchaser's orders, Seller shall insert the substance of this provision in its orders.

* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

     23. PURCHASER'S PROPERTY. Unless otherwise agreed in writing, all tools, equipment or material of every description furnished to Seller by Purchaser or specifically paid for by Purchaser, and any replacement thereof, or any materials affixed or attached thereto, shall be and remain the personal property of Purchaser, and shall be safely stored separate and apart from Seller's property. Seller shall not substitute any property for Purchaser's property and shall not use such property except in filling Purchaser's orders. Such property while in Seller's custody or control shall be held at Seller's risk, shall be kept insured by Seller at Seller's expense in an amount equal to the replacement cost with loss payable to Purchaser and shall be subject to removal at Purchaser's written request, in which event Seller shall prepare such property for shipment and shall redeliver to Purchaser in the same condition as originally received by Seller, reasonable wear and tear excepted.

     24. MATERIAL SAFETY DATA SHEETS. Material Safety Data Sheets are required for all items in the order. Please ship with the order or mail before shipment to the address for notice as provided above.

     25. NO DRAFTS. Purchaser does not honor drafts for bills contracted. All accounts are paid by remittance through mail.

     26. Any inventions, improvements, or ideas made or conceived by Seller in connection with or during the performance of services to be rendered for Purchaser shall be the property of the Purchaser. Seller, without charge to Purchaser other than reasonable payment for time involved in the event this Agreement shall have terminated, by at Purchaser's expense, shall execute, acknowledge, and deliver to Purchaser all further papers, including applications for patents, as may be necessary to enable Purchaser to publish or protect such inventions, improvements, and ideas by patent or otherwise in all countries and to vest title to said patents, inventions, improvements, and ideas in Purchaser or its nominees, their successors or assigns. Seller shall tender assistance as Purchaser may require in any patent Office proceeding or litigation involving said inventions, improvements, or ideas. Seller as part of the services to be performed below, shall keep written notebook records of its work, property witnessed for use as invention records, and shall submit such records to Purchaser when requested or at the termination of the work.

ETHICON ENDO-SURGERY, INC.                SELLER


By: _______________________________       By: _______________________________

Title: ____________________________       Title:_____________________________

Date: _____________________________       Date:______________________________

* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.